Exhibit 5.1

December 7, 2016

Community Bank System, Inc.

5790 Widewaters Parkway

DeWitt, New York 13214

Re: Community Bank System, Inc. / Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Community Bank System, Inc., a Delaware corporation (the “Company”), and have acted as its counsel in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of up to an aggregate of 4,712,435 shares of common stock, par value $1.00 per share, of the Company (collectively, the “Shares”) to be issued pursuant to the merger described in the Registration Statement (the “Merger”).

For purposes of this letter, I have examined the Registration Statement and the Agreement and Plan of Merger, dated as of October 22, 2016, by and among the Company and Merchants Bancshares, Inc. (the “Merger Agreement”), relating to the Merger, as well as such documents, records, certificates, and other instruments as I deemed necessary as a basis for this opinion. As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of the Company or other evidence satisfactory to me. In all such examinations, I have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents tendered to me as originals, and (iii) the conformity to original documents of all documents submitted to me as copies.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued to the holders of Merchants Bancshares, Inc.’s common stock, par value $0.01 per share, in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and the opinion expressed herein is limited to matters controlled by the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law. This opinion speaks as of today’s date and is limited to present statutes, regulations or judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference made to me under the heading “Legal Matters” set forth in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ George J. Getman

Executive Vice President and General Counsel